EXHIBIT 99.1
FOR IMMEDIATE RELEASE

Frozen Food Express Industries, Inc.
Announces Second Quarter 2009 Results

DALLAS, August 6, 2009 (GLOBE NEWSWIRE) – Frozen Food Express Industries, Inc. (Nasdaq:FFEX) today announced its financial and operating results for the quarter ended June 30, 2009.

For the current quarter, revenue excluding fuel surcharges decreased 11.8% to $84.5 million from $95.8 million. Total revenue for the quarter declined 26.5% to $94.9 million from $129.0 million in 2008.  For the six month period ended June 30, 2009, revenue excluding fuel surcharges decreased 11.6% to $167.5 million from $189.5 million in 2008, while total year to date revenue declined 23.9% to $187.1 million from $245.8 million in 2008.

For the quarter, the Company incurred an after tax loss of $5.2 million, or $0.30 per diluted share compared to net income of $274,000, or $0.02 per diluted share in the second quarter of 2008. The loss was primarily driven by lower volumes and continued downward pricing pressure as the transportation industry continues to be negatively impacted by the current economic recession.  For the six month period ended June 30, 2009, the Company reported an after tax loss of $11.3 million, or $0.66 per diluted share versus a loss of $551,000, or $0.03 per diluted share in 2008.

Despite the economic downturn and challenging freight industry in 2009, the Company continues to focus on protecting its market share while providing the highest service levels to its customers and remains committed to identifying revenue opportunities and cost reductions.  Stoney M. (“Mit”) Stubbs, President and CEO commented, “As we report our second quarter ended June 30, 2009 the U.S. economy remains in a severe recession and we continue to face adverse economic pressures.  We continue to experience significant revenue and profit challenges in the current environment.  While our results reflect these revenue and profit challenges, we continue to take steps to reduce our cost structure while focusing on initiatives to incrementally increase volume and margins.”

The Company continues to execute on its comprehensive cost reduction initiative to reduce many of its non-variable costs. To date, the Company’s non-driver headcount has been reduced approximately 200 positions or 23 percent since January 1st including approximately 50 positions that were recently eliminated in July.  Since the beginning of the year, the Company has taken additional significant action to reduce many of its operating costs including, but not limited to, suspension of its 401(k) match, reduction of standard work week hours, decrease of its recruiting efforts, early termination of equipment leases, reduction of travel expenses and streamlining existing processes.

For the quarter, asset productivity (measured by revenue per truck per week) declined 7.1% to $3,190 from $3,432 during the second quarter of 2008 primarily due to a decrease in freight rates per loaded mile for truckload services to $1.37 from $1.42, an increase in the Company’s empty mile ratio to 9.3% from 9.0%, a decrease in intermodal business and a 12.1% decline in less-than-truckload hundredweight. These declines were partially offset by an increase in less-than-truckload revenue per hundredweight to $14.21 from $14.14.

Operating expenses as a percentage of operating revenue (“operating ratio”) were 106.8% for the second quarter of 2009 compared with 100.0% in 2008.  Operating expenses decreased primarily due to decreases in fuel and purchased transportation over both periods.  Fuel decreased 52.4% to $15.4 million in the second quarter of 2009 from $32.3 million in the second quarter of 2008 and decreased 48.5% to $29.1 million in the 2009 six month period from $56.6 million in the 2008 six month period.  This improvement was primarily due to significantly lower fuel prices and fewer miles driven in the 2009 periods and our focus to reduce fuel cost through improved miles-per-gallon.

Purchased transportation decreased 36.5% to $20.9 million in the second quarter of 2009 from $33.0 million in the second quarter of 2008 and decreased 34.8% to $41.5 million in the 2009 six-month period from $63.6 million in the 2008 six-month period primarily as a result of a decrease in miles driven by, and lower fuel surcharges paid to, our independent contractors.  Revenue equipment rent increased 15.5% to $10.2 million in the second quarter of 2009 from $8.8 million in the second quarter of 2008 and increased 19.3% to $20.0 million for the 2009 six month period primarily due to an increase in the number of leased tractors and an increase in the average lease cost as the Company increased its mix of leased versus owned equipment.

Despite the second quarter operating loss, the Company continues to be in a strong cash position with no debt outstanding under its revolving credit agreement as of the end of the quarter. For the six months ending June 30, 2009, the Company generated cash flows from operations of $8.5 million and maintains a strong working capital position. At June 30, 2009 the Company had $5.9 million in cash and cash equivalents, $94.8 million in shareholders' equity and no outstanding debt.

The Company continues to invest in its future including the recent opening of its Burlington, NJ less-than-truckload service center, optimization software to allow for customer tracking of freight, and global tracking and remote temperature control capabilities to better serve its customers.  Mr. Stubbs concluded, "While we cannot control the volatile trends and uncertain economic conditions, we intend to navigate through the present downturn by remaining focused on improving areas within our control and on achieving progress on three primary goals: maintaining a strong balance sheet, identifying revenue opportunities and cost reductions, and positioning our business to capitalize on an economic recovery when it occurs.”

About FFEX

Frozen Food Express Industries, Inc. is one of the leading temperature-controlled truckload and less-than-truckload carriers in the United States with core operations in the transport of temperature-controlled products and perishable goods including food, health care and confectionery products. Service is offered in over-the-road and intermodal modes for temperature-controlled truckload and less-than-truckload, as well as dry truckload. We also provide brokerage/logistics services, as well as dedicated fleets to our customers. Additional information about Frozen Food Express Industries, Inc. can be found at the http://www.ffex.net.  To join our email alert list, please click on the following link: http://financials.ffex.net/alerts.cfm. FFE's common stock is traded on the Nasdaq Global Select market under the symbol FFEX.

 Forward-Looking Statements

This press release contains certain statements that may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Act of 1934, as amended. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. Those statements are based on current expectations and are subject to uncertainty and change.

Although our management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected.

Among the key factors that are not within our management's control and that may cause actual results to differ materially from those projected in such forward-looking statements are demand for the company's services and products, and its ability to meet that demand, which may be affected by, among other things, competition, weather conditions and the general economy, the availability and cost of labor and owner-operators, the ability to negotiate favorably with lenders and lessors, the effects of terrorism and war, the availability and cost of equipment, fuel and supplies, the market for previously-owned equipment, the impact of changes in the tax and regulatory environment in which the company operates, operational risks and insurance, risks associated with the technologies and systems used and the other risks and uncertainties described in our filings with the Securities and Exchange Commission. Readers should review and consider these factors along with the various disclosures by the Company in its press releases, stockholder reports and filings with the Securities and Exchange Commission. The company does not assume, and specifically disclaims, any obligation to update or revise any forward-looking statements to reflect actual results or changes in the factors affecting the forward-looking information.

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Balance Sheets
(Unaudited and in thousands, except per-share amounts)

Assets	June 30, 2009	December 31, 2008
Current assets
Cash and cash equivalents	$5,368	$1,308
Accounts receivable, net	42,318	52,749
Tires on equipment in use, net	5,403	5,425
Deferred income taxes	806	2,666
Other current assets	8,903	10,822
Total current assets	62,798	72,970

Property and equipment, net	78,469	83,394
Other assets	4,879	5,822
Total assets	$146,146	$162,186

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$20,061	$21,148
Insurance and claims accruals	9,170	7,736
Accrued payroll and deferred compensation	5,234	4,396
Accrued liabilities	1,809	1,760
Total current liabilities	36,274	35,040

Long term debt	-	-
Deferred income taxes	7,962	14,235
Insurance and claims accruals	7,132	6,460
Total liabilities	51,368	55,735

Shareholders' equity
Common stock, $1.50 par value per share; 75,000 authorized;
18,572 shares issued	27,858	27,858
Additional paid-in capital	2,469	5,412
Retained earnings	75,299	87,103
	105,626	120,373
Treasury stock (1,426 and 1,813 shares), at cost	(10,848)	(13,922)
Total shareholders' equity	94,778	106,451
Total liabilities and shareholders’ equity	$146,146	$162,186

Frozen Food Express Industries, Inc. and Subsidiaries
Consolidated Condensed Statements of Operations
(Unaudited and in thousands, except per-share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue	$94,895	$129,025	$187,102	$245,755
Operating expenses
Salaries, wages and related expenses	32,046	32,072	63,809	62,831
Purchased transportation	20,938	32,964	41,506	63,624
Fuel	15,350	32,271	29,119	56,564
Supplies and maintenance	12,135	12,967	24,388	25,817
Revenue equipment rent	10,172	8,809	19,955	16,729
Depreciation	4,403	4,713	8,993	9,499
Communications and utilities	1,307	1,141	2,575	2,226
Claims and insurance	3,230	2,108	7,719	6,268
Operating taxes and licenses	1,290	1,199	2,580	2,268
Gain on sale of property and equipment	(118)	(345)	(252)	(605)
Miscellaneous	640	1,110	1,729	2,234
Total operating expenses	101,393	129,009	202,121	247,455
Income (loss) from operations	(6,498)	16	(15,019)	(1,700)
Interest and other (income) expense
Interest income	-	(40)	(4)	(54)
Interest expense	-	12	4	35
Equity in earnings of limited partnership	(103)	(138)	(159)	(311)
Life insurance and other	177	(346)	485	(307)
Total interest and other (income) expense	74	(512)	326	(637)
Pre-tax income (loss)	(6,572)	528	(15,345)	(1,063)
Income tax (benefit) expense	(1,404)	254	(4,056)	(512)
Net income (loss)	$(5,168)	$274	$(11,289)	$(551)

Net income (loss) per share of common stock
Basic	$(0.30)	$0.02	$(0.66)	$(0.03)
Diluted	$(0.30)	$0.02	$(0.66)	$(0.03)
Weighted average shares outstanding
Basic	17,146	16,708	17,028	16,680
Diluted	17,146	17,034	17,028	16,680
Dividends declared per common share	$-	$0.03	$0.03	$0.06

The following table summarizes and compares the significant components of revenue and presents our operating ratio and revenue per truck per week for each of the three- and six-month periods ended June 30:

	Three Months		Six Months
Revenue from: (a)	2009	2008	2009	2008
Temperature-controlled fleet	$36,360	$36,593	$68,946	$71,228
Dry-freight fleet	14,002	18,009	28,536	36,186
Total truckload linehaul services	50,362	54,602	97,482	107,414
Dedicated fleets	4,935	5,713	10,221	11,669
Total truckload	55,297	60,315	107,703	119,083
Less-than-truckload linehaul services	26,643	30,171	53,676	60,025
Fuel surcharges	10,416	33,266	19,573	56,260
Brokerage	1,317	3,907	3,758	7,501
Equipment rental	1,222	1,366	2,392	2,886
Total revenue	94,895	129,025	187,102	245,755

Operating expenses	101,393	129,009	202,121	247,455
Income (loss) from freight operations	$(6,498)	$16	$(15,019)	$(1,700)
Operating ratio (b)	106.8%	100.0%	108.0%	100.7%

Total truckload revenue	$55,297	$60,315	$107,703	$119,083
Less-than-truckload revenue	26,643	30,171	53,676	60,025
Total linehaul and dedicated fleet revenue	$81,940	$90,486	$161,379	$179,108

Weekly average trucks in service	1,976	2,028	1,987	2,037
Revenue per truck per week (c)	$3,190	$3,432	$3,141	$3,382

Computational notes:
(a)	Revenue and expense amounts are stated in thousands of dollars.
(b)	Operating expenses divided by total revenue.
(c)	Average daily revenue, times seven, divided by weekly average trucks in service.

             The following table summarizes and compares selected statistical data relating to our freight operations for each of the three- and six-month periods ended June 30:

	Three Months		Six Months
Truckload	2009	2008	2009	2008
Total linehaul miles (a)	40,623	42,322	78,078	82,388
Loaded miles (a)	36,833	38,518	70,688	75,062
Empty mile ratio (b)	9.3%	9.0%	9.5%	8.9%
Linehaul revenue per total mile (c)	$1.24	$1.29	$1.25	$1.30
Linehaul revenue per loaded mile (d)	$1.37	$1.42	$1.38	$1.43
Linehaul shipments (a)	41.0	39.9	77.6	76.0
Loaded miles per shipment (e)	898	965	911	988
LTL
Hundredweight	1,875,428	2,134,011	3,739,681	4,207,827
Shipments (a)	60.1	66.8	121.7	133.5
Linehaul revenue per hundredweight(f)	$14.21	$14.14	$14.35	$14.27
Linehaul revenue per shipment (g)	$443	$452	$441	$450
Average weight per shipment (h)	3,119	3,195	3,073	3,152

Computational notes:
(a)	Amounts are stated in thousands.
(b)	Total truckload linehaul miles less truckload loaded miles, divided by total truckload linehaul miles.
(c)	Revenue from truckload linehaul services divided by total truckload linehaul miles.
(d)	Revenue from truckload linehaul services divided by truckload loaded miles.
(e)	Total truckload loaded miles divided by number of truckload linehaul shipments.
(f)	LTL revenue divided by LTL hundredweight.
(g)	LTL revenue divided by number of LTL shipments.
(h)	LTL hundredweight times one hundred divided by number of shipments.

The following table summarizes and compares the makeup of our fleets between company-provided tractors and tractors provided by independent contractors as of June 30:

	2009	2008
Total company-provided	1,551	1,555
Total owner-operator	443	448
Tractors in service	1,994	2,003
Trailers in service	3,932	4,171

CONTACT:
    Frozen Food Express Industries, Inc.
    Stoney M. "Mit" Stubbs, Jr., Chairman and CEO
    Russell Stubbs, SVP and COO
    John Hickerson, SVP and CMO
    Ronald Knutson, SVP and CFO
    (214) 630-8090
    ir@ffex.net